Exhibit 4.7

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (this Agreement) is made and entered into by and between the following parties on January 1st, 2022 in [Beijing], the Peoples Republic of China (China or the PRC).

Party A:	Jia Chuang Ying An(Beijing) Information & Technology Co.,Ltd.

Address:	Room81306, 4th Floor, Building 3, No.116 Xin Hua East Street, Tongzhou District, Beijing, China

Party B:	Huaming Insurance Agency Co., Ltd.

Address:	Room 503-07-A, No.9, East Area, Airport Business Park, No. 80, HeBei Ring Road, Pilot Free Trade Zone (Airport Economic Zone),Tianjin.

Each of Party A and Party B shall be hereinafter referred to as a Party respectively, and as the Parties collectively.

Whereas,

1.	Party A is a wholly foreign owned enterprise established in China, and has the necessary resources to provide technical and consulting services;

2.	Party B is a limited liability company established in China. The businesses which Party B is conducting currently and/or will conduct during the term of this Agreement are collectively referred to as the Principal Business;

3.	Party A is willing to provide Party B with technical support, consulting services and other services on an exclusive basis in relation to the Principal Business during the term of this Agreement, utilizing its advantages in technology, human resources, and information, and Party B is willing to accept such services provided by Party A or Party A’s designee(s), in each case on the terms set forth herein.

Now, therefore, through mutual discussion, the Parties have reached the following agreements:

1.	Services Provided by Party A

1.1	Party B hereby appoints Party A as Party B’s exclusive services provider to provide Party B with comprehensive technical support, consulting services and other services during the term of this Agreement, in accordance with the terms and conditions of this Agreement, including but not limited to the following:

(1)	Licensing Party B to use any software which Party A has legitimate rights to use or license others to use;

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(2)	Development, maintenance and upgrade of software involved in Party B’s business;

(3)	Design, installation, daily management, maintenance and updating of Party B’s network system, hardware and database;

(4)	Technical support and training for employees of Party B;

(5)	Assisting Party B in consultancy, collection and research of technology and market information (excluding market research business that wholly foreign-owned enterprises are prohibited from conducting under PRC law);

(6)	Providing business management consultation for Party B;

(7)	Providing marketing and promotion services for Party B;

(8)	Providing customer order management and customer services for Party B;

(9)	Leasing of equipments or properties; and

(10)	Other services requested by Party B from time to time to the extent permitted under PRC law.

1.2	Party B agrees to accept all the services provided by Party A. Party B further agrees that without Party A’s prior written consent, during the term of this Agreement, Party B shall not directly or indirectly accept the same or any similar services provided by any third party, nor shall it enter into any similar corporation relationship with any third party regarding the subject matters contemplated by this Agreement. Party A may designate or appoint other parties to provide Party B with the services under this Agreement and to enter into agreements with Party B for such services in accordance with Section 1.3 hereof.

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1.3	Service Providing Methodology

1.3.1	Party A and Party B agree that during the term of this Agreement, where necessary, Party B may enter into further service agreements with Party A or any other party designated by Party A, which shall provide the specific contents, manner, personnel, and fees for the specific services.

1.3.2	To fulfill this Agreement, Party A and Party B agree that during the term of this Agreement, where necessary, Party B may enter into equipment or property leases with Party A or any other party designated by Party A which shall permit Party B to use Party A’s relevant equipment or property based on the needs of the business of Party B.

1.3.3	Party B hereby grants to Party A an irrevocable and exclusive option to purchase from Party B or any subsidiary controlled by Party B (collectively, Granting Entities, each a Granting Entity), at Party As sole discretion, any or all of the assets and business of any of such Granting Entities, to the extent permitted under the laws of China, at the lowest purchase price permitted by the laws of China. For the purpose of this section, Party B shall procure each Granting Entity (other than Party B) to acknowledge and accept the provisions in this section and to agree to grant Party A the option in accordance with this section. Where Party A exercises the option, Party A and the relevant Granting Entity shall then enter into a separate assets or business transfer agreement, specifying the terms and conditions of the transfer of the assets, provided that the purchase price shall conform with provisions hereunder.

2.	The Calculation and Payment of the Service Fees

Both Parties agree that, in consideration of the services provided by Party A, Party B shall pay Party A fees (the Service Fees) equal to 100% of the consolidated basis net income of Party B, which equals the balance of the gross income less the costs of Party B acceptable to the Parties (the Net Income). The Service Fees shall be due and payable on a monthly basis. Within 30 days after the end of each month, Party B shall (a) deliver to Party A the management accounts and operating statistics of Party B for such month, including the Net Income of Party B during such month (the Monthly Net Income), and (b) pay 100% of such Monthly Net Income to Party A (each such payment, a Monthly Payment). Within ninety (90) days after the end of each fiscal year, Party B shall (a) deliver to Party A audited consolidated financial statements of Party B for such fiscal year, which shall be audited and certified by an independent certified public accountant approved by Party A, and (b) pay an amount to Party A equal to the shortfall, if any, of the aggregate net income of Party B for such fiscal year, as shown in such audited consolidated financial statements, as compared to the aggregate amount of the Monthly Payments paid by Party B to Party A in such fiscal year. Party A and Party B further agree that, according to the actual cooperation between Party A and Party B and the revenue and expenditure situation of Party B, the Parties can reasonably adjust the calculation ratio of the Service Fees provided herein, and Party A is entitled to determine, as its sole discretion, whether to permit Party B to defer the payment of part of Service Fees under certain particular circumstances.

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3.	Intellectual Property Rights and Confidentiality Clauses

3.1	Party A shall have exclusive and proprietary ownership, rights and interests in any and all intellectual properties arising out of or created during the performance of this Agreement, including but not limited to copyrights, patents, patent applications, software, technical secrets, trade secrets and others. Party B shall execute all appropriate documents, take all appropriate actions, submit all filings and/or applications, render all appropriate assistance and otherwise conduct whatever is necessary as deemed by Party A at its sole discretion for the purposes of vesting any ownership, right or interest of any such intellectual property rights in Party A, and/or perfecting the protections for any such intellectual property rights of Party A.

3.2	The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance of this Agreement are regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third party, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is disclosed by a Party pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, directors, employees, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, directors, employees, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the shareholders, director, employees of or agencies engaged by any Party shall be deemed disclosure of such confidential information by such Party and such Party shall be held liable for breach of this Agreement.

4.	Representations and Warranties

4.1	Party A hereby represents, warrants and covenants as follows:

4.1.1	Party A is a wholly foreign owned enterprise legally established and validly existing in accordance with the laws of China; Party A or the service providers designated by Party A will obtain all government permits and licenses for providing the service under this Agreement before providing such services.

4.1.2	Party A has taken all necessary corporate actions, obtained all necessary authorizations as well as all consents and approvals from third parties and government agencies (if required) for the execution, delivery and performance of this Agreement. Party As execution, delivery and performance of this Agreement do not violate any explicit requirements under any law or regulation.

4.1.3	This Agreement constitutes Party As legal, valid and binding obligations, enforceable against it in accordance with its terms.

4.2	Party B hereby represents, warrants and covenants as follows:

4.2.1	Party B is a company legally established and validly existing in accordance with the laws of China and has obtained and will maintain all permits and licenses for engaging in the Principal Business in a timely manner.

4.2.2	Party B has taken all necessary corporate actions, obtained all necessary authorizations as well as all consents and approvals from third parties and government agencies (if required) for the execution, delivery and performance of this Agreement. Party B’s execution, delivery and performance of this Agreement do not violate any explicit requirements under any law or regulation.

4.2.3	This Agreement constitutes Party B’s legal, valid and binding obligations, and shall be enforceable against it in accordance with its terms.

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5.	Term of Agreement

5.1	This Agreement shall become effective upon execution by the Parties. Unless terminated in accordance with the provisions of this Agreement or terminated in writing by Party A, this Agreement shall remain effective.

5.2	During the term of this Agreement, each Party shall renew its operation term prior to the expiration thereof so as to enable this Agreement to remain effective. This Agreement shall be terminated upon the expiration of the operation term of a Party if the application for renewal of its operation term is not approved by relevant government authorities.

5.3	The rights and obligations of the Parties under Sections 3, 6, 7 and this Section 5.3 shall survive the termination of this Agreement.

6.	Governing Law and Resolution of Disputes

6.1	The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of China.

6.2	In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party’s request to the other Party for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the [China International Economic and Trade Arbitration Commission] for arbitration, in accordance with its arbitration rules. The arbitration shall be conducted in [Beijing], and the arbitration proceedings shall be conducted in Chinese. The arbitration award shall be final and binding on both Parties.

6.3	Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

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7.	Breach of Agreement and Indemnification

7.1	If Party B conducts any material breach of any term of this Agreement, Party A shall have right to terminate this Agreement and/or require Party B to indemnify all damages; This Section 7.1 shall not prejudice any other rights of Party A herein.

7.2	Unless otherwise required by applicable laws, Party B shall not have any right to terminate this Agreement in any event.

7.3	Party B shall indemnify and hold harmless Party A from any losses, injuries, obligations or expenses caused by any lawsuit, claims or other demands against Party A arising from or caused by the services provided by Party A to Party B pursuant this Agreement, except where such losses, injuries, obligations or expenses arise from the gross negligence or willful misconduct of Party A.

8.	Force Majeure

8.1	In the case of any force majeure events (Force Majeure) such as earthquake, typhoon, flood, fire, flu, war, strikes or any other events that cannot be predicted and are unpreventable and unavoidable by the affected Party, which directly or indirectly causes the failure of either Party to perform or completely perform this Agreement, then the Party affected by such Force Majeure shall give the other Party written notices without any delay, and shall provide details of such event within 15 days after sending out such notice, explaining the reasons for such failure of, partial or delay of performance.

8.2	If such Party claiming Force Majeure fails to notify the other Party and furnish it with proof pursuant to the above provision, such Party shall not be excused from the non-performance of its obligations hereunder. The Party so affected by the event of Force Majeure shall use reasonable efforts to minimize the consequences of such Force Majeure and to promptly resume performance hereunder whenever the causes of such excuse are cured. Should the Party so affected by the event of Force Majeure fail to resume performance hereunder when the causes of such excuse are cured, such Party shall be liable to the other Party.

8.3	In the event of Force Majeure, the Parties shall immediately consult with each other to find an equitable solution and shall use all reasonable endeavours to minimize the consequences of such Force Majeure.

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9.	Notices

9.1	All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such Party set forth below. A confirmation copy of each notice shall also be sent by email. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

9.1.1	Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of receipt or refusal at the address specified for notices.

9.1.2	Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

9.2	For the purpose of notices, the addresses of the Parties are as follows:

Party A:	Jia Chuang Ying An(Beijing) Information & Technology Co.,Ltd.

Address:	Room81306, 4th Floor, Building 3, No.116 Xin Hua East Street, Tongzhou District, Beijing, China

Recipient:	Guo Jian

Phone:	***

Party B:	Huaming Insurance Agency Co., Ltd.

Address:	Room 503-07-A, No.9, East Area, Airport Business Park, No. 80, HeBei Ring Road, Pilot Free Trade Zone (Airport Economic Zone),Tianjin.

Recipient:	Guo Jian

Phone:	***

9.3	Any Party may at any time change its address for notices by a notice delivered to the other Party in accordance with the terms hereof.

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10.	Assignment

10.1	Without Party A’s prior written consent, Party B shall not assign its rights and obligations under this Agreement to any third party.

10.2	Party B agrees that Party A may assign its obligations and rights under this Agreement to any third party and in case of such assignment, Party A is only required to give written notice to Party B and does not need any consent from Party B for such assignment.

11.	Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall negotiate in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

12.	Amendments and Supplements

Any amendments and supplements to this Agreement shall be in writing. The amendment agreements and supplementary agreements that have been signed by the Parties and relate to this Agreement shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.

13.	Language and Counterparts

This Agreement is written in both Chinese and English language in two copies, each Party having one copy. In case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

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IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Business Cooperation Agreement as of the date first above written.

Party A:	Jia Chuang Ying An(Beijing) Information & Technology Co.,Ltd. (Seal)

Signature:	/s/ Guo Jian

Date: January 1st, 2022

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Business Cooperation Agreement as of the date first above written.

Party B:	Huaming Insurance Agency Co., Ltd. (Seal)

Signature:	/s/ Guo Jian

Date: January 1st, 2022